EXHIBIT 10.26

February 2, 2005

Steven M. Zaccagnini
26 Mountain Laurel
Dove Canyon, CA 92679

Via Federal Express

Re:	First Amendment to Your Corporate Executive Employment Agreement dated November 1, 2003 with ABM Industries Incorporated

Dear Steve:

As part of the roll-out of the second phase of the Company’s new incentive-based bonus program, the ABM Industries, Inc. Board of Directors (the “Board”) has proposed the following amendments to your Executive Employment Agreement (the “Agreement”) dated November 1, 2003.

The purpose of these changes is to provide the Board with greater flexibility to adjust titles and compensation during the term of the Agreement as duties and responsibilities are changed. Additionally, these changes convert the fixed Profit Bonus percentages to a Target Bonus based on a percentage of base salary, as recommended by the Company’s executive compensation consultant.

By signing below, you are agreeing to amend the unexpired term of your Executive Employment Agreement for Fiscal Year 2005 and thereafter, as indicated below:

Section B., TITLE, shall be amended in its entirety, as follows:

Executive’s title shall be Senior Vice President of the Company and President of Commair Mechanical Services and ABM Facility Services, subject to modification as determined by the Company’s Board of Directors.

Section X.1.c. shall be amended in its entirety, as follows:

At the sole discretion of the Company’s Board of Directors (the “Approving Authority”) the Company may, at any time, grant a compensation adjustment for reasons deemed appropriate, including but not limited to a change in Executive’s duties resulting in a material increase in responsibility.

Section X.2. shall be amended in its entirety, as follows:

BONUS: Subject to proration in the event of modification or termination of employment hereunder, Executive shall be entitled to participate in the Company’s incentive compensation plan which provides for a performance-based bonus (“Bonus”) contingent on the achievement of personal and Corporate objectives for each Fiscal Year, or partial Fiscal Year, of employment hereunder during the Initial Term, and during the Extended Term, if any, of this Agreement, as follows:

INITIALS: EXECUTIVE SMZ COMPANY HCS

February 2, 2005	Page 2

a.	A target bonus for this Fiscal Year shall be established equal to 33.3% of the Executive’s actual base salary as established at the beginning of the Fiscal Year for each Fiscal Year (the “Target Bonus”). Executive’s Target Bonus shall be further subject to an Executive Performance Bonus Modifier adjustment of 0% to 150% of the Target Bonus to determine Executive’s Actual Bonus. Such adjustment shall be based on Performance Criteria contained in the annual Executive Performance Bonus Modifier Recommendation Calculation Worksheet (see copy attached as Exhibit I) as recommended by the person(s) to whom Executive reports and reviewed and approved by the Approving Authority designated in subparagraph X.1.c., above.

i.	At any time the Approving Authority or its designee reserves the right to further adjust the Performance Criteria in the event of a Significant Transaction (as defined below) during a Fiscal Year and/or for any unanticipated and material events that are beyond the control of the Company, including but not limited to acts of god, nature, war or terrorism, or changes in the rules for financial reporting set forth by the Financial Accounting Standards Board, the Securities and Exchange Commission, and/or the New York Stock Exchange or for any other reason which the Approving Authority determines, in good faith, to be appropriate. For purposes of this Agreement, the term “Significant Transaction” shall mean the acquisition or disposition of a business or assets which ABM Industries Incorporated is required to report under Item 2 of the SEC Form 8-K.

ii.	The Company shall pay Executive the Actual Bonus for the Fiscal Year following completion of the audit of the ABM Industries Incorporated financial statements and approval by the Approving Authority, but no later than seventy-five (75) days after the end of each Fiscal Year. The Company in its sole discretion may pay any prorated Target Bonus earlier. In the event of modification or termination of employment hereunder, the Company shall pay Executive the prorated portion of the Target Bonus based on the fraction of the Fiscal Year that has been completed prior to the date of Modification or Termination.

iii.	Absent bad faith or material error, the conclusions of the Approving Authority or its designee with respect to the Performance Criteria or Actual Bonus shall be final and binding on Executive and Company.

b.	Nothing contained in this Agreement shall entitle Executive to receive a bonus or other incentive or contingent compensation from Company based on any sales or profits made by Company after termination of the Initial or Extended Term of this Agreement or of employment hereunder.

c.	Notwithstanding any other provision hereof, the Approving Authority designated in subparagraph X.1.c., above, may, prior to the beginning of any Fiscal Year, approve and notify the Executive of a modification to the Target Bonus percentage determined hereunder (either higher or lower), based on such performance and financial measures and other factors as it shall determine in its sole discretion. Any decision in this regard shall be deemed final and binding on Executive regardless of the amount of Target or Actual Bonus otherwise calculated pursuant to the foregoing provisions. In addition, the Approving Authority reserves the option at any time to grant a discretionary incentive bonus, which shall not be subject to the maximum Bonus provisions described in Paragraph X.2.a., above.

INITIALS: EXECUTIVE SMZ COMPANY HCS

2005 Corporate Executive Amendment

February 2, 2005	Page 3

Section Y., SCOPE OF CERTAIN PROVISIONS, shall be amended in its entirety, as follows:

All references to Company in Paragraphs H, J, K, L, O.3, R and Z in this Agreement shall include ABM Industries Incorporated and its subsidiary corporations and other affiliates.

I have enclosed two originals of this letter along with the referenced Exhibit. If you agree, please initial each page, sign and date both originals, retaining one for your records and returning the other fully-executed original to Susan Szotek no later than February 8, 2005.

Thank you for your continuing support.

Best regards,

/s/ Henrik C. Slipsager

Henrik C. Slipsager

I agree to the foregoing amendment effective as of November 1, 2004:

/s/ Steven M. Zaccagnini	2/8/05

Signature	Date
Steven M. Zaccagnini

INITIALS: EXECUTIVE SMZ COMPANY HCS

2005 Corporate Executive Amendment